Period Ended August 31, 2005

John Hancock Tax-Exempt Series Fund

John Hancock Massachusetts Tax-Free Income Fund

Series 2
NAV per share - Class C        $12.87

Dividend from net investment income
  per share - Class C          $ 0.4410

John Hancock New York Tax-Free Income Fund

Series 3
NAV per share - Class C        $12.61

Dividend from net investment income
  per share - Class C          $ 0.4341